Exhibit 99.1

IT Tech Packaging, Inc. Announces Fourth Quarter and Fiscal Year 2021 Financial Results

Company to Host Earnings Conference Call on Tuesday, March 15, 2022, at 8:30 am ET

BAODING, China, March 15, 2022 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the fourth quarter and audited financial results for the fiscal year ended December 31, 2021.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “We are pleased with our performance for the fiscal year 2021, as we demonstrated excellent revenue growth and improved business efficiencies. In fiscal year 2021, our business execution was reflected as we reached approximately $160.88 million in revenue with an increase of59% year-over-year and approximately $11.02 millionin gross profit with an increase of 93% year-over-year. In fiscal year 2021, we launched a series of initiatives to optimize our revenue structure and diversify our business, which led to a very encouraging results. We significantly improved our operating and cost efficiency,reducing our sell, general and administrative expense by 14.3%, while maintaining the solid growth of overall sales volume and average selling prices of CMP products and offset printing paper products. Looking forward, with our dedicated effort and commitment, we believe our business fundamentals will continue to support our leading position in the industry and growin the foreseeable future.”

Fourth Quarter 2021 Financial Results

	For the Three Months Ended December 31,
($ millions)	2021	2020	% Change
Revenues	45.05	32.48	38.7%
Regular Corrugating Medium Paper (“CMP”)*	32.66	19.68	66.0%
Light-Weight CMP**	7.00	5.24	33.5%
Offset Printing Paper	2.97	4.88	-39.2%
Tissue Paper Products	2.28	2.65	-14.0%
Face Masks	0.15	0.04	314.5%

Gross profit	4.34	0.75	481.8%
Gross profit (loss) margin	9.6%	2.3%	7.3 pp	****
Regular Corrugating Medium Paper (“CMP”)*	9.6%	1.4%	8.2 pp	****
Light-Weight CMP**	12.2%	3.9%	8.3 pp	****
Offset Printing Paper	21.5%	13.6%	7.9 pp	****
Tissue Paper Products***	-13.9%	-15.0%	1.1 pp	****
Face Masks	25.2%	5.8%	19.4 pp	****

Operating income (loss)	1.95	-1.97	199.0%
Net income	4.16	-1.62	357.0%
EBITDA	8.66	2.63	229.3%
Basic and Diluted earnings (loss) per share	0.07	-0.06	216.7%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

●	Revenue increased by 38.7% to approximately $45.05 million, primarily attributable to an increase in sales volume of CMP products.

●	Gross profit increased by 481.8% to approximately $4.34 million. Total gross margin increased by 7.3 percentage point to 9.6%.

●	Income from operations was approximately $1.95 million, compared to loss from operations of approximately $1.97 million for the same period of last year.

●	Net income was approximately $4.16 million, or $0.07 per basic and diluted share, compared to net loss of approximately $1.62 million, or loss of $0.06 per basic and diluted share, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 229.3% to approximately $8.66 million.

Revenue

For the fourth quarter of 2021, total revenue increased by approximately $12.6 million, or 38.7%, to approximately $45.0 million from approximately $32.5 million for the same period of last year. The increase in total revenue was mainly due to the increase in sales volume of CMP.

The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2021 and 2020, respectively:

	For the Three Months Ended December 31,
	2021			2020
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	32,662	57,410	569	19,677	45,210	435
Light-Weight CMP	6,996	12,543	558	5,242	12,417	422
Offset Printing Paper	2,967	3,911	759	4,877	7,895	618
Tissue Paper Products	2,278	2,292	994	2,648	3,165	837
Total	44,903	76,156	590	32,444	68,687	472

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	146	3,014	49	35	445	79

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by $14.7 million, or 59.1%, to approximately $39.7 million and accounted for 88.0% of total revenue for the fourth quarter of 2021, compared to approximately $24.9 million, or 76.7% of total revenue, for the same period of last year. The Company sold 69,953tonnes of CMP at an ASP of $567/tonne in the fourth quarter of 2021, compared to 57,627tonnes at an ASP of $432/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by approximately $13.0million, or 66.0%, to approximately $32.7 million, resulting from sales of 57,410tonnes at an ASP of $569/tonne, during the fourth quarter of 2021, compared to revenue of approximately $19.7 million, resulting from sales of 45,210 tonnes at an ASP of $435/tonne, for the same period of last year. Revenue from light-weight CMP increased by approximately $1.8 million, or 33.5%, to approximately $7.0 million, resulting from sales of 12,543tonnes at an ASP of $558/tonne for the fourth quarter of 2021, compared to revenue of approximately $5.2 million, resulting from sales of 12,417 tonnes at an ASP of $422/tonne for the same period of last year.

Revenue from offset printing paper decreased by $1.9million, or 39.2%, to approximately $3.0 million for the fourth quarter of 2021, from approximately $4.9 million for the same period of last year. The Company sold 3,911tonnes of offset printing paper at an ASP of $759/tonne in the fourth quarter of 2021, compared to 7,895 tonnes at an ASP of $618/tonne in the same period of last year.

Revenue from tissue paper products decreased by $0.4 million, or 14.0%, to approximately $2.3 million, resulting from sales of 2,292tonnes at an ASP of $994/tonne, for the fourth quarter of 2021, compared to revenue of approximately $2.6million, resulting from sales of 3,165tonnes at an ASP of $837/tonne for the same period of last year.

Revenue from face masks increased by $110,993, or 314.5%, to approximately $146,282  for the fourth quarter ended December 31, 2021, from $35,289 for the same period of 2020. The Company sold 3,014 thousand pieces of face masks for the fourth quarter ended December 31, 2021, compared to 445 thousand pieces of face masks for the same period of 2020.

Gross Profit and Gross Margin

Total cost of sales increased by $9.0 million, or 28.3%, to approximately $40.7 million for the fourth quarter of 2021 from approximately $31.7 million for the same period of last year. For paper products, overall cost of sales per tonne was $533 for the fourth quarter of 2021, compared to $462 for the same period of last year. The increase in overall cost of sales was mainly due to the increased manufacturing overhead costs and increased material costs, specifically higher average unit purchase costs of recycled paper board and recycled white scrap paper in the fourth quarter of 2021.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $514, $490, $596 and $1,132, respectively, for the fourth quarter of 2021, compared to  $429, $406, $534, and $962, respectively, for the same period of last year.

Total gross profit was approximately $4.3million for the fourth quarter of 2021, compare to the gross profit of approximately $0.7 million for the same period of last year as a result of factors described above. Overall gross margin was 9.6% for the fourth quarter of 2021, compared to 2.3% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 9.6%, 12.2%, 21.5%, -13.9% and 25.2%, respectively, for the fourth quarter of 2021, compared to 1.4%, 3.9%, 13.6%, -15.0% and 5.8%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.3 million, or 12.0%, to approximately $2.4 million for the fourth quarter of 2021 from approximately $2.7 million for the same period of last year.

Income (Loss) from Operations

Income from operations was approximately $2.0 million for the fourth quarter of 2021, an increase of $4.0 million, or 199.0%, from loss from operations of approximately $2.0 million for the same period of last year. Operating margin was 4.3% for the fourth quarter of 2021, compared to operating margin of -6.1% for the same period of last year.

Net Income (Loss)

Net income was approximately $4.2 million, or $0.07 per basic and diluted share for the fourth quarter of 2021, representing an increase of $5.8 million, or 357.0%, from net loss of approximately $1.6 million, or $0.06 loss per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was approximately $8.7 million for the fourth quarter of 2021, compared to approximately $2.6 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2021	2020
Net income (loss)	4.16	-1.62
Add: Income tax	0.60	-0.52
Net interest expense	0.28	0.28
Depreciation and amortization	3.62	4.49
EBITDA	8.66	2.63

Full Year Ended December 31, 2021 Financial Results

	For the Twelve Months Ended December 31,
($ millions)	2021	2020	% Change
Revenues	160.88	100.94	59.4%
Regular Corrugating Medium Paper (“CMP”)*	111.08	62.32	78.2%
Light-Weight CMP**	23.43	16.84	39.2%
Offset Printing Paper	17.06	12.27	39.1%
Tissue Paper Products	8.77	8.41	4.2%
Face Masks	0.54	1.10	-51.2%

Gross profit	11.02	5.70	93.2%
Gross profit (loss) margin	6.9%	5.7%	1.2 pp	****
Regular Corrugating Medium Paper (“CMP”)*	6.3%	5.4%	1.0 pp	****
Light-Weight CMP**	8.7%	8.9%	-0.2 pp	****
Offset Printing Paper	18.2%	17.3%	0.9 pp	****
Tissue Paper Products***	-14.3%	-21.7%	7.4 pp	****
Face Masks	19.2%	48.1%	-28.9 pp	****

Operating income (loss)	1.46	-5.46	126.8%
Net income	0.91	-5.55	116.3%
EBITDA	22.94	10.16	125.6%
Basic and Diluted earnings (loss) per share	0.02	-0.21	109.5%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the year ended December 31, 2021, total revenue increased by $59.9 million, or 59.4%, to approximately $160.9 million from approximately $100.9 million for 2020. The increase in total revenue was mainly due to an increase in sales volume of CMP and offset printing paper and increase in ASPs of CMP, offset printing paper and tissue paper products, partially offset by the decrease in sales volume of tissue paper products.

The following table summarizes revenue, volume and ASP by product for the years ended December 31, 2021 and 2020, respectively:

	For the Twelve Months Ended December 31,
	2021			2020
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	111,079	213,490	520	62,325	154,084	404
Light-Weight CMP	23,432	46,201	507	16,836	42,801	393
Offset Printing Paper	17,063	24,513	696	12,266	20,358	603
Tissue Paper Products	8,770	8,255	1,062	8,415	10,088	834
Total	160,344	292,459	548	99,841	227,331	439

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	538	12,664	42	1,102	10,301	107

Revenue from CMP, including both regular CMP and light-Weight CMP increased by $55.4 million, or69.9%, to approximately $134.5 million, and accounted for 83.6% of total revenue for the year ended December 31, 2021, compared to  approximately $79.2 million, or 78.4% of total revenue for 2020. The Company sold 259,691tonnes of CMP at an ASP of $518/tonne in the year ended December 31, 2021, compared to 196,885tonnes at an ASP of $402/tonne in 2020.

Of the total CMP sales, revenue from regular CMP increased by $48.8 million, or 78.2%, to approximately $111.1 million, resulting from sales of 213,490tonnes at an ASP of $520/tonne during the year ended December 31, 2021, compared to revenue of approximately $62.3 million, resulting from sales of 154,084tonnes at an ASP of $404/tonne for 2020. Revenue from light-weight CMP increased by $6.6 million, or 39.2%, to approximately $23.4million, resulting from sales of 46,201tonnes at an ASP of $507/tonne for the year ended December 31, 2021, compared to revenue of approximately $16.8million, resulting from sales of 42,801tonnes at an ASP of $393/tonne for 2020.

Revenue from offset printing paper increased by $4.8 million, or 39.1%, to approximately $17.1 million for the year ended December 31, 2021 from approximately $12.3 million for 2020. The Company sold 24,513tonnes of offset printing paper at an ASP of $696/tonne in the year ended December 31, 2021, compared to 20,358tonnes at an ASP of $603/tonne in 2020.

Revenue from tissue paper products increased by $0.4 million, or 4.2%, to approximately $8.8 million, resulting from sales of 8,255tonnes at an ASP of $1,062/tonne, for the year ended December 31, 2021, compared to revenue of approximately $8.4 million, resulting from sales of 10,088tonnes at an ASP of $834/tonne for 2020.

Revenue from face masks decreased by $0.6 million, or 51.2%, to approximately $0.5 million for the year ended December 31, 2021, from approximately $1.1 million for 2020. The Company sold 12,664 thousand pieces of face masks for the year ended December 31, 2021, compared to 10,301 thousand pieces of face masks for 2020.

Gross Profit and Gross Margin

Total cost of sales increased by $54.6 million, or 57.4%, to approximately $149.9 million for the year ended December 31, 2021 from approximately $95.2 million for 2020. The increase in overall cost of sales was mainly due to the increased sales volume of CMP and offset printing paper and increased material costs in the year ended December 31, 2021.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $487, $463, $570, and $1,214, respectively, for the year ended December 31, 2021 compared to $383, $358, $498, and $1,015, respectively, for 2020.

Total gross profit increased by $5.3million, or 93.2%, to approximately $11.0million for the year ended December 31, 2021 from approximately $5.7 million for 2020. Overall gross margin increased by 1.2percentage points to 6.9% for the year ended December 31, 2021 from 5.7% for 2020. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 6.3%, 8.7%, 18.2%, -14.3% and 19.2%, respectively, for the year ended December 31, 2021, compared to 5.4%, 8.9%, 17.3%, -21.7% and 48.1%, respectively, for 2020.

Selling, General and Administrative Expenses

SG&A expenses decreased by $1.6 million, or 14.3%, to approximately $9.6 million for the yearended December 31, 2021 from approximately $11.2 million for 2020. As a percentage of total revenue, SG&A expenses was 5.9% for the year ended December 31, 2021, compared to 11.1% for 2020.

Income (Loss) from Operations

Income from operations increased by $6.9 million, or 126.8% to approximately $1.5 million for the year ended December 31, 2021 from loss from operations of approximately $5.5 million for 2020. Operating margin was 0.9% for the year ended December 31, 2021, compared to operating loss margin of 5.4% for 2020.

Net Income (Loss)

Net Income increased by $6.5 million, or 116.3%, to approximately $0.9 million, or earnings per basic and diluted share of $0.02, for the year ended December 31, 2021, compared to net loss of approximately $5.6 million, or loss per basic and diluted share of $0.21 for 2020.

EBITDA

EBITDA increased by $12.7million, or 125.6%, to approximately $22.9 million for the year ended December 31, 2021 from approximately $10.2 million for 2020.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Twelve Months Ended December 31,
($ millions)	2021	2020
Net income (loss)	0.91	-5.55
Add: Income tax	5.55	-1.10
Net interest expense	1.12	1.03
Depreciation and amortization	15.36	15.79
EBITDA	22.94	10.16

Cash, Liquidity and Financial Position

As of December 31, 2021, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including loan from credit union) of approximately $11.20 million, $13.52 million and $2.98 million, respectively, compared to approximately $4.14 million, $12.16 million and $4.60 million, respectively, at the end of 2020.

Net accounts receivable was approximately $4.87 million as of December 31, 2021, compared to  approximately $2.39 million as of December 31, 2020. Net inventory was approximately $5.84 million as of December 31, 2021, compared to approximately $1.23 million at the end of 2020. As of December 31, 2021, the Company had current assets of approximately $55.52 million and current liabilities of approximately $20.43 million, resulting in a working capital of approximately $35.09 million. This was compared to current assets of approximately $14.91 million and current liabilities of approximately $18.34million, resulting in a working capital deficit of approximately $3.43 million at the end of 2020.

Net cash usedin operating activities was approximately $2.44 million for the year ended December 31, 2021, compared to net cash provided by operating activities ofapproximately $16.14 million for 2020. Net cash used in investing activities was approximately $25.07 million for the year ended December 31, 2021, compared to approximately $20.53 million for 2020. Net cash provided by financing activities was approximately $34.19 million for the year ended December 31, 2021, compared to net cash provided by financing activities of approximately $2.05 million for 2020.

Recent development

On December 7, 2021, the Companyannounced that it has officially started its surgical masks production after a month of trial production since the end of November 2021. The Company’s surgical masks comply with China’s pharmaceutical industry standard YY0469-2011.

Earnings Conference Call

The Company’s management will host a conference call to discuss its fourth quarter and fiscal year 2021 financial results at 8:30 am U.S. Eastern Time on Tuesday, March 15, 2022. To attend the conference call, please use the information below.

Conference Topic: IT Tech Packaging Inc. Fourth Quarter and Fiscal Year 2021 Earnings Conference Call and Webcast

Date of call: March 15, 2022

Time of call: 8:30 AM Eastern Time (8:30 PM Beijing/Hong Kong Time)

Conference ID:  4898872

To attend the conference call, please register in advance of the conference using the link:http://apac.directeventreg.com/registration/event/4898872 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at https://edge.media-server.com/mmc/p/57zkixzh. Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on March 15, 2022 to 8:59 am ET on March 23, 2022. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 4898872 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company
Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations

Ascent Investor Relations LLC
Ms. Tina Xiao
Email: tina.xiao@ascent-ir.com

Tel: +1-917-609-0333

IT TECH PACKAGING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2020

	December 31,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and bank balances	$11,201,612	$4,142,437
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $69,053 and $34,391 as of December 31, 2021 and December 31, 2020, respectively)	4,868,934	2,389,057
Inventories	5,844,895	1,233,801
Prepayments and other current assets	25,796,640	7,051,515
Due from related parties	7,804,068	92,795

Total current assets	55,516,149	14,909,605

Prepayment on property, plant and equipment	43,446,210	21,149,749
Finance lease right-of-use assets, net	2,286,459	2,397,653
Property, plant, and equipment, net	126,587,428	145,142,642
Value-added tax recoverable	2,430,277	2,566,195
Deferred tax asset non-current	11,268,679	13,708,630

Total Assets	$241,535,202	$199,874,474

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,958,561	$6,435,348
Current portion of long-term loans from credit union	6,838,465	4,996,245
Lease liability	210,161	182,852
Accounts payable	10,255	592,391
Advance from customers	39,694	82,625
Due to related parties	727,433	727,433
Accrued payroll and employee benefits	291,206	224,930
Other payables and accrued liabilities	5,250,539	4,838,601
Income taxes payable	1,108,038	259,649

Total current liabilities	20,434,352	18,340,074

Loans from credit union	2,980,065	4,597,772
Deferred gain on sale-leaseback	155,110	387,087
Lease liability - non-current	152,233	354,107
Derivative liability	2,063,534	1,115,260

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $17,924,475 and $17,950,224 as of December 31, 2021 and 2020, respectively)	25,785,294	24,794,300

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 99,049,900 and 28,535,816 shares issued and outstanding as of December 31, 2021 and December, 31,2020, respectively	99,050	28,536
Additional paid-in capital	88,927,787	53,989,548
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	10,496,168	5,740,722
Retained earnings	110,146,329	109,240,794

Total stockholders’ equity	215,749,908	175,080,174

Total Liabilities and Stockholders’ Equity	$241,535,202	$199,874,474

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Year Ended
	December 31,
	2021	2020

Revenues	$160,881,720	$100,943,269
Cost of sales	(149,864,161)	(95,241,284)

Gross Profit	11,017,559	5,701,985

Selling, general and administrative expenses	(9,558,190)	(11,157,789)
Gain on acquisition of a subsidiary	-	-

Income (Loss) from Operations	1,459,369	(5,455,804)

Other Income (Expense):
Interest income	38,766	32,033
Subsidy income	198,530	220,478
Interest expense	(1,124,702)	(1,026,512)
Gain (Loss) on derivative liability	5,880,526	(426,055)

Income (Loss) before Income Taxes	6,452,489	(6,655,860)

Provision for Income Taxes	(5,546,954)	1,101,858

Net Income (Loss)	905,535	(5,554,002)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	4,755,446	11,798,259
Total Comprehensive Income (Loss)	$5,660,981	$6,244,257

Earnings (Losses) Per Share:

Basic and Diluted Earnings (Losses) per Share	$0.02	$(0.21)
Outstanding – Basic and Diluted	59,849,082	26,498,298

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Year Ended
	December 31,
	2021	2020

Cash Flows from Operating Activities:
Net income	$905,535	$(5,554,002)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,358,452	15,793,854
(Gain) Loss on derivative liability	(5,880,526)	426,055
(Recovery from) Allowance for bad debts	33,480	(28,087)
Share-based compensation and expenses	-	1,256,700
Deferred tax	2,730,050	(2,364,575)
Changes in operating assets and liabilities:
Accounts receivable	(2,430,495)	923,429
Prepayments and other current assets	(8,350,716)	5,301,953
Inventories	(4,531,263)	458,878
Accounts payable	(589,371)	307,198
Advance from customers	(44,366)	(21,281)
Related parties	(785,097)	1,984,619
Accrued payroll and employee benefits	60,334	(82,516)
Other payables and accrued liabilities	254,966	(1,105,508)
Income taxes payable	832,946	(1,153,191)
Net Cash (Used in) Provided by Operating Activities	(2,436,071)	16,143,526

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(25,071,372)	(21,106,210)
Proceeds from sale of property, plant and equipment	-	580,206

Net Cash Used in Investing Activities	(25,071,372)	(20,526,004)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	41,837,553	2,273,360
Proceeds from short term bank loans	5,892,298	6,090,715
Repayment of bank loans	(6,512,703)	(6,237,217)
Payment of capital lease obligation	(185,050)	(72,003)
Loan to a related party	(6,838,274)	-

Net Cash Provided by (Used in) Financing Activities	34,193,824	2,054,855

Effect of Exchange Rate Changes on Cash and Cash Equivalents	372,794	632,315

Net Increase (Decrease) in Cash and Cash Equivalents	7,059,175	(1,695,308)

Cash, Cash Equivalents and Restricted Cash - Beginning of Year	4,142,437	5,837,745

Cash, Cash Equivalents and Restricted Cash - End of Year	$11,201,612	$4,142,437

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$577,194	$592,140
Cash paid for income taxes	$1,970,984	$2,401,191

Cash and bank balances	11,201,612	4,142,437
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	11,201,612	4,142,437